Exhibit 10.21

RETIREMENT AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT is by and between Alan P. Sheng (“Employee”) and Varian Semiconductor Equipment Associates, Inc. (“VSEA” or the “Company”).

WHEREAS, Employee wishes to retire voluntarily from service as an employee and officer of VSEA and to resign from his position as Vice President, Engineering;

WHEREAS, the Company wishes to assist Employee with his transition to retirement and to accept his resignation as an employee and officer of the Company;

WHEREAS, Employee and the Company have reached a mutual understanding, as provided in this Retirement Agreement and General Release (the “Agreement”), relating to the terms of Employee’s voluntary retirement from the Company and the transition benefits the Company will provide Employee; and

WHEREAS, it is the intent of Employee and the Company that this Agreement will mutually, amicably and finally resolve and compromise all issues and claims relating to, arising out of or involving in any way Employee’s employment with and retirement from the Company.

NOW, THEREFORE, in consideration of the mutual promises, understandings and conditions contained herein, Employee and the Company hereby agree as follows:

1. Retirement From Service.    Employee shall retire from his employment with VSEA in all capacities effective March 31, 2006 (the “Retirement Date”). Effective on the Retirement Date, Employee also shall resign from service as an officer of the Company.

2. Consideration.    In recognition of Employee’s diligent and valuable service to VSEA, in consideration for Employee’s agreement to and compliance with the terms and provisions set forth in this Agreement, and provided that Employee executes this Agreement and returns it to VSEA and does not revoke it pursuant to Section 17, VSEA agrees to provide Employee with the following retirement transition benefits:

a. Base Salary and Benefits Prior to the Retirement Date.    Through the Retirement Date, VSEA will continue to provide Employee with all compensation including, without limitation, all salary, pro-rata bonus for fiscal 2006 to be paid when MIP payments are made in approximately November 2006, and/or other incentive compensation, to which he shall be entitled as a result of his continued employment through the Retirement Date. In addition, Employee will continue to be eligible to participate in any and all benefit plans in which he is currently participating until the Retirement Date, subject to normal plan provisions for withdrawing from such participation. Employee will be entitled to contribute to the Employee Stock Purchase Plan through December 31, 2005 and as otherwise provided by such plan. Employee agrees to use all accrued vacation time prior to the Retirement Date and that Employee will not be entitled to any payment or other compensation for vacation time on the Retirement Date.

b. Continuation of Health Insurance.    Effective as of the Retirement Date, Employee (and his spouse) will be eligible for health insurance coverage under VSEA’s retiree health insurance program in accordance with the terms thereof until the earlier of (i) the date on which Employee actually obtains coverage in another group health plan, (ii) Employee’s and Employee’s spouse’s death and (iii) the date on which the Company’s insurance carriers cease to permit such coverage. Employee will be responsible for all costs associated with such coverage, including premiums, deductibles and co-payments, as in effect from time to time, and VSEA will no longer be responsible for the employer portion of the applicable premiums. Employee agrees to notify the Company’s Human Resources Department, in writing, in the event that he obtains coverage under another group health plan.

c. Company Car.    Employee may continue to use the Company-provided car that he is currently using (the “Company Car”) until the Retirement Date. Employee shall pay costs for gas and maintenance and the Company will pay the costs for the lease of the vehicle and insurance until the Retirement Date. Effective on the Retirement Date, Employee may keep as his own the Company Car, without any payment to the Company.

d. Life Insurance.    Within thirty-one (31) days after the Retirement Date, Employee may elect to convert his Company group life insurance coverage to an individual life insurance conversion policy offered by the same insurance company in an amount of coverage equal to or less than the amount of life insurance coverage under the group policy. To convert to individual life insurance coverage, Employee must apply and pay the first premium within thirty-one (31) days of the date on which his life insurance coverage under the group plan ends. The Company’s Human Resources Office will provide Employee with information and application forms for converting to individual life insurance coverage. In addition, the Company agrees to cooperate with the insurer and Employee as necessary to facilitate conversion of the insurance coverage.

e. Stock Options.    Employee may exercise stock options and sell restricted stock that are vested as of the Retirement Date in accordance with the Omnibus Stock Plan, as amended, it being understood and agreed that Employee is terminating employment with VSEA by reason of “Retirement” under such plan.

f. Retirement Program.    The terms of the Retirement Program do not permit Employee to continue as a contributing participant in the Retirement Program after his last day of employment.

g. Supplemental Retirement Plan.    The Company shall pay Employee any and all amounts credited to his Supplemental Retirement Plan (“SERP”) account through December 31, 2005 within sixty (60) days of the Retirement Date. The Board of Directors is currently considering a new SERP (to replace the existing SERP) for submission to shareholders for their approval at the Annual Meeting of Shareholders scheduled to be held on February 9, 2006. If this SERP is approved by the shareholders, you will be covered by that SERP.

h. No Other Compensation or Benefits.    Except as otherwise provided herein or as required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (relating to “COBRA” coverage), Employee will not be entitled to any compensation or benefits or to participate in any employee benefit programs of the Company or any of its subsidiaries or affiliates on or after the Retirement Date.

3. Subsequent Regulatory Changes.    In the event that any governmental regulation applicable to a Company compensation or employee benefit plan under which payments or benefits are to be provided to Employee under this Agreement would prohibit any such payment or benefit, or would jeopardize the regulatory qualifications or status of any such plan if such payment or benefit is provided to Employee, the Company will not be obligated to make such payment or to provide such benefit to Employee; provided, however, that the Company agrees that it will, to the extent permitted under such regulations, provide Employee with comparable consideration, benefits and/or remuneration.

4. Cooperation.    From and after the Retirement Date, Employee agrees, at the Company’s expense, to cooperate in all reasonable respects with the Company and its subsidiaries and affiliates and their respective directors, officers, attorneys and experts in connection with any action, proceeding, investigation or litigation involving the Company or any of its subsidiaries or affiliates, including any such action, proceeding, investigation or litigation in which Employee is called to testify. In the event that the Company calls upon Employee to provide such assistance, the Company agrees and acknowledges that Employee’s obligation shall be limited to providing truthful and accurate testimony and/or information. In addition, if the Company calls upon Employee to provide such cooperation at any point after the twelve (12) month anniversary of the Retirement Date, the Company shall pay Employee for such assistance at the daily rate of two thousand dollars ($2,000) per day or any portion of any day that Employee devotes to cooperating with the Company in compliance with the provisions of this Paragraph 4. For the twelve month period following the Retirement Date, the Company shall not be required to pay Employee for any time devoted to providing assistance requested by the Company.

5. No Consideration Absent Execution of this Agreement.    Employee understands and agrees that Employee would not receive the monies and/or benefits specified in this Agreement, except for Employee’s execution of this Retirement Agreement and General Release and the fulfillment of the promises contained herein. Should Employee breach any material obligations under this Agreement, Employee agrees promptly to return/reimburse to the Company all consideration paid and/or provided to Employee under this Agreement.

6. Releases of Claims.

a. General Release by Employee.    In consideration of the payments and benefits provided to Employee under this Agreement, Employee, for each of Employee, his heirs, executors, representatives, agents, administrators, successors, and assigns (collectively, the “Employee Releasors”), hereby knowingly and voluntarily irrevocably and unconditionally releases and forever discharges VSEA, its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns and the current and former employees, attorneys, officers, directors, shareholders and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Employee Releasors may have, or in the future may possess, arising out of (i) Employee’s employment relationship with and service as an employee or officer of the Company or any of its subsidiaries or affiliates, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the Retirement Date, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Massachusetts Civil Rights Act, G.L. c. 12, §§11H and 11I;

•	The Massachusetts Equal Rights Law, G.L. c. 93;

•	The Massachusetts Wage and Hour Laws, G.L. c.s 149 and 151;

•	The Massachusetts Privacy Statute, G.L. c. 214, §1B, as amended;

•	The Massachusetts Law Against Discrimination, G.L. c. 151B;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; and/or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Nothing in the release set forth in this Section 6(a) shall apply to (i) the obligations of the Company under this Agreement; (ii) any claim against an employee benefit plan seeking payment of a vested benefit under the terms of that plan under the Employee Retirement Income Security Act; (iii) any indemnification rights Employee may have under the provisions of Delaware law, the Company’s Bylaws, the Company’s Restated Articles of Incorporation or the Indemnification Agreement between Employee and the Company dated April 3, 1999 (the “Indemnification Agreement”), in each case with respect to liabilities arising as a result of Employee’s service as an employee or officer of the Company; or (iv) any claim by Employee for insurance coverage under any directors and officers insurance policy maintained by the Company for the benefit of its directors and officers and relating to the period of Employee’s employment with the Company. Employee further agrees that the payments and benefits described in this Agreement will be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that Employee may have against the Company or any of its subsidiaries or affiliates arising out of his employment relationship, his service as an employee or officer of the Company or any of its subsidiaries or affiliates and the termination thereof.

b. Specific Release of ADEA Claims by Employee.    In consideration of the payments and benefits provided to Employee under this Agreement, the Employee Releasors hereby irrevocably and unconditionally release and forever discharge the Employer from any and all Claims that the Employee Releasors may have as of the date Employee signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Employee hereby acknowledges and confirms the following: (i) Employee was advised by the Company in connection with his retirement to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to him the terms of this Agreement, including, without limitation, the terms relating to his release of claims arising under ADEA; (ii) Employee was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) Employee is providing the release and discharge set forth in this Section 6(b) only in exchange for consideration in addition to anything of value to which Employee is already entitled; and (iv) that Employee knowingly and voluntarily accepts the terms of this Agreement.

7. Affirmations.    Employee affirms that Employee has not filed nor caused to be filed, and is not presently a party to, any claim, complaint, action, charge, grievance or arbitration against Employer in any forum or form. Employee further affirms that Employee has been paid for and/or has received all vacation (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided with and/or has not been denied any leave requested under the Family and Medical Leave Act.

8. Confidentiality.    Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s immediate family, tax advisor, and an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement. Nothing herein is intended to or shall preclude Employee from filing a complaint and/or charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, shall not be entitled to receive any relief, recovery, or monies in connection with any complaint or charge brought against Employer, without regard to who brought such complaint or charge.

9. Return of Company Property.    Employee agrees and acknowledges that on or prior to the Retirement Date, Employee will return to the Company all originals and copies of VSEA documents and property, including, without limitation, database information, client information, sales documents, financial statements, budgets and forecasts, and any other similar documents, as well as any equipment, provided, however, that Employee may keep as his own the laptop computer issued to him by the Company that he is currently using. Employee further agrees that Employee shall abide by any and all contractual, common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information. Employee also confirms that Employee has not incurred and will not incur any unauthorized credit card charges or other liabilities of any nature for which VSEA may be liable.

10. Nondisclosure of Proprietary Information.    The covenants contained in the Nondisclosure of Proprietary Information Agreement between Employee and the Company (the “Nondisclosure Agreement”) are incorporated herein by reference as if such covenants were set forth herein in full.

11. Non-Competition.    As a further condition to the Company’s obligations to pay compensation or provide benefits to Employee pursuant to this Agreement, Employee shall not at any time within the period beginning on the Retirement Date and ending on the twelve (12) month anniversary thereof engage in any work of any nature which competes with the services or products produced, sold or provided by the Company or its affiliates and subsidiaries without the prior written consent of the Company, the granting of such consent being at the sole discretion of the Company.

12. Withholding Taxes.    Any payments made or benefits provided to Employee under this Agreement will be reduced by any applicable withholding taxes.

13. Governing Law and Interpretation.    This Agreement shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provision. In the event Employee breaches any provision of this Agreement, Employee affirms that the Company may institute an action for an injunction or to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

14. Non-admission of Wrongdoing.    The Company and Employee agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at anytime for any purpose as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

15. Amendment.    This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

16. Entire Agreement.    This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings, relating to the subject matter hereof (including the Change In Control Agreement between Employee and the Company dated March 20, 2001, which is hereby terminated). The Company acknowledges and agrees that the Indemnification Agreement shall remain in effect with respect to any acts of Employee covered by the Indemnification Agreement up to the Retirement Date. Employee acknowledges and reaffirms Employee’s continuing obligations under the Nondisclosure Agreement. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth herein.

17. Revocation.    Employee may revoke this Agreement for a period of seven (7) calendar days following the day Employee executes this Agreement (the “Revocation Period”). If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in the Commonwealth of Massachusetts, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday in the Commonwealth of Massachusetts. Any revocation of this Agreement must be submitted, in writing, to Gary L. Loser, Vice President and General Counsel, and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Gary L. Loser or his designee, or overnight mailed to Gary L. Loser at the address set forth in Section 1(b) above and postmarked prior to the expiration of the Revocation Period. In the event of any such revocation by Employee, all obligations of VSEA under this Agreement will terminate and be of no further force and effect as of the date of such revocation.

18. Effective Date of Agreement.    This Agreement shall not become effective or enforceable until the day following the last day of the Revocation Period.

EMPLOYEE IS HEREBY ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE PAYMENTS AND BENEFITS PROVIDED FOR IN THIS AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

By:		By:
	Alan P. Sheng		Gary E. Dickerson
Chief Executive Officer

Date:		Date: